Exhibit 99.1

KNIGHT CAPITAL GROUP ANNOUNCES ACQUISITION OF ASTOR ASSET MANAGEMENT

Acquisition totaling approximately $20 million will add asset management capabilities to Knight’s offering

JERSEY CITY, N.J. (July 26, 2010) – Knight Capital Group, Inc. (NYSE Euronext: KCG) today announced that it has agreed to acquire Astor Asset Management, LLC, a money management firm specializing in macro-economic strategy and ETF portfolio construction, for approximately $20 million in cash and stock, based on assets under management at the close.

“Astor Asset Management has undergone rapid growth by providing active management and diversification across sectors and asset classes at a relatively low expense ratio using ETFs,” said Thomas M. Joyce, Chairman and Chief Executive Officer, Knight Capital Group. “Astor assets under management in the separately managed accounts and new mutual fund have increased substantially in the past few years. I believe we can help Astor get to the next level while creating a foundation for asset management that contributes stable, recurring revenues to Knight.”

Founded by Managing Partner Robert N. Stein in 2001, Astor Asset Management seeks to identify fundamental economic shifts in order to provide retail and institutional investors with capital appreciation while managing risk in diverse market conditions. The firm utilizes proprietary macro-economic models to construct portfolios of exchange-traded funds (ETFs) which are offered through advisors within separately-managed accounts (SMAs) and the Astor Long/Short ETF Mutual Fund. Based in Chicago, Ill., Astor is a registered investment advisor with the SEC. The firm has 13 employees and approximately $560 million in assets under management.

“I’m excited by the growth potential for Astor as a part of Knight, considering the firm’s longstanding relationships with the leading wirehouses and broker-dealers,” said Stein. “Backed by the resources and infrastructure of Knight, I believe we’ll be able to provide an even higher level of client service while adding to the product offering. My colleagues at Astor and I look forward to continued success at Knight.”

The terms of the agreement include a four-year employment contract for Mr. Stein. The closing of the acquisition is subject to customary closing conditions and Astor Asset Management advisory client approval. The acquisition is expected to be completed in the fourth quarter of 2010 and accretive to Knight’s earnings per share in 2011. Upon the close of the acquisition, Astor Asset Management, LLC will operate as a wholly-owned operating subsidiary of Knight Capital Group.

The advisors to Knight on the transaction are Kirkland & Ellis LLP and K&L Gates LLP. The advisors to Astor Asset Management are Neal, Gerber & Eisenberg LLP and Thompson Hine LLP.

About Knight

Knight Capital Group, Inc. (NYSE Euronext: KCG) is a global financial services firm that provides market access and trade execution services across multiple asset classes to buy- and sell-side firms. Knight’s hybrid market model features complementary electronic and voice trade execution services in global equities and fixed income as well as foreign exchange, futures and options. The firm is the leading source of liquidity in U.S. equities by share volume. Knight also offers capital markets services to corporate issuers. Knight is headquartered in Jersey City, NJ with a growing global presence across the Americas, Europe and the Asia-Pacific region. For more information, please go to www.knight.com.

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts and are based on current expectations, estimates and projections about the Company’s industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict including, without limitation, risks associated with changes in market structure, legislative or regulatory rule changes, the costs, integration, performance and operation of businesses recently acquired or developed organically, or that may be acquired in the future, by the Company. Since such statements involve risks and uncertainties, the actual results and performance of the Company may turn out to be materially different from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made herein. Readers should carefully review the risks and uncertainties disclosed in the Company’s reports with the U.S. Securities and Exchange Commission (SEC), including, without limitation, those detailed under the headings “Certain Factors Affecting Results of Operations” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the year-ended December 31, 2009, “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter-ended March 31, 2010, and in other reports or documents the Company files with, or furnishes to, the SEC from time to time. This information should also be read in conjunction with the Company’s Consolidated Financial Statements and the Notes thereto contained in the Company’s Annual Report on Form 10-K for the year-ended December 31, 2009, and in other reports or documents the Company files with, or furnishes to, the SEC from time to time.

CONTACTS

Margaret Wyrwas	Kara Fitzsimmons	Jonathan Mairs
Senior Managing Director,	Director,	Vice President,
Communications, Marketing	Media Relations	Corporate Communications
& Investor Relations	201-356-1523 or	201-356-1529 or
201-557-6954	kfitzsimmons@knight.com	jmairs@knight.com
mwyrwas@knight.com